FOR MORE INFORMATION:  Michael R. Cox
Phone  765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Fourth Quarter and Year-End 2006 Financial Results

        WEST LAFAYETTE, Ind., December 21, 2006 — Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its fourth quarter and fiscal year ended September 30, 2006. Revenue for the quarter ended September 30, 2006 decreased 13% to $10.7 million compared to $12.3 million for the quarter ended September 30, 2005. Net loss for the fourth quarter of fiscal 2006 was $676,000, or $0.14 loss per basic and diluted share, compared to net income of $142,000, or $0.03 income per basic and diluted share for the fourth quarter of fiscal 2005. The decrease in revenue in fiscal 2006 was a result of the loss of a significant customer in the Company’s Baltimore clinic, and a decline in installations of the Company’s Culex© automated pharmacology systems compared to the prior year. The Company’s net loss for the fourth quarter of fiscal 2006 includes charges totaling $600,000 for severance benefits related to a reduction in force.

        Revenue for the fiscal year ended September 30, 2006 increased 2% to $43.0 million from $42.4 million for the fiscal year ended September 30, 2005. Net loss for the fiscal year ended September 30, 2006 was $2,610,000, or $0.53 loss per basic and diluted share, compared to a net loss of $101,000, or $0.02 per basic and diluted share, for the fiscal year ended September 30, 2005. Net loss for the current fiscal year includes an adjustment to the carrying values of the Company’s Baltimore clinic of $1.1 million to reflect the impairment of the value of assets acquired, triggered by the loss of a significant customer, the impact of the consequent decline in business at that facility and the $600,000 of severance benefits in the fourth quarter. Service revenue for fiscal 2006 increased 3% compared to the prior year due to continuing strong demand for the Company’s analytical services and toxicology services, offset by the decline in the Baltimore clinic sales. Product revenues for the current fiscal year declined by 8% from fiscal 2005 as a result of the decline in Culex© sales in the fourth quarter.

        Cost of revenue for the fourth fiscal quarter ended September 30, 2006 was $7.5 million, or 70% of revenue, compared to $8.1 million, or 66% of revenue, for the fourth quarter ended September 30, 2005. Cost of revenue for the year ended September 30, 2006 was $29.2 million, or 68% of revenue, compared to $27.0 million, or 64% of revenue, for the year ended September 30, 2005. The decline in the percentage margins for both the quarter and full year of fiscal 2006 reflect the ongoing costs after the revenue reduction in Baltimore, as well as the fact that the Company’s manufacturing costs remained relatively constant while sales declined.

        Richard M. Shepperd, President and CEO, commented, “The past fiscal year was one in which the difficulties in our Baltimore clinical unit resulted in a sizeable write-down, coupled with the fact that we had allowed our headcount growth to outpace our revenue growth. I was recruited by the Company to address both of those issues with aggressive new programs from which we expect to see improved future results. We continue to evaluate all facets of our businesses with the objective of achieving strong financial returns for our shareholders, as well as providing a stable environment for our many excellent employees to continue their careers.”

About Bioanalytical Systems, Inc.
        BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatorystandards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Years Ended September 30,
	2006	2005	2006	2005

Service revenue	$8,770,000	$9,078,000	$34,318,000	$32,951,000
Product revenue	1,978,000	3,218,000	8,729,000	9,444,000

Total revenue	10,748,000	12,296,000	43,047,000	42,395,000

Cost of service revenue	6,725,000	7,043,000	25,690,000	23,589,000
Cost of product revenue	822,000	1,064,000	3,547,000	3,462,000

Total cost of revenue	7,547,000	8,107,000	29,237,000	27,051,000

Gross profit	3,201,000	4,189,000	13,810,000	15,344,000

Operating expenses:
Selling	712,000	673,000	2,750,000	2,592,000
Research and development	455,000	673,000	1,444,000	1,326,000
General and administrative	3,301,000	2,382,000	11,938,000	10,166,000
Impairment loss	—	—	1,100,000	—

Total operating expenses	4,468,000	3,728,000	17,232,000	14,084,000

Operating income (loss)	(1,267,000)	461,000	(3,422,000)	1,260,000

Other income (expense)	9,000	(55,000)	9,000	1,000
Interest income	5,000	12,000	11,000	18,000
Interest expense	(253,000)	(206,000)	(1,033,000)	(988,000)

	(239,000)	(249,000)	(1,013,000)	(969,000)

Income (loss) before income taxes	(1,506,000)	212,000	(4,435,000)	291,000

Income taxes/(benefit)	(830,000)	70,000	(1,825,000)	392,000

Net income (loss)	$(676,000)	$142,000	$(2,610,000)	$(101,000)

Net income (loss) per share:
Basic	$(0.14)	$0.03	$(0.53)	$(0.02)
Diluted	$(0.14)	$0.03	$(0.53)	$(0.02)

Weighted average common and common
equivalent shares outstanding:

Basic	4,892,127	4,871,127	4,882,505	4,870,370
Diluted	4,892,127	4,964,775	4,882,505	4,870,370

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